Exhibit 99.(j)(iii)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the caption “Legal Counsel” in the Statements of Additional Information for the 2015 High Watermark Fund, 2020 High Watermark Fund and SunAmerica Alternative Strategies Fund, comprising a part of Post-Effective Amendment No. 33 to the Form N-1A Registration Statement of SunAmerica Specialty Series, File No. 333-11162. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
February 27, 2012